EXHIBIT 99.1

Frequency Electronics, Inc. Announces Second Quarter Fiscal Year 2011 Results

MITCHEL FIELD, N.Y., Dec. 8, 2010 (GLOBE NEWSWIRE) -- Frequency Electronics, Inc. (Nasdaq:FEIM) reported revenues for the second quarter of fiscal 2011, which ended October 31, 2010, of $12.5 million, compared to $12.1 million in the preceding quarter and $11.4 million for the same quarter of fiscal 2010. Revenues for the first six months of Fiscal 2011 were $24.7 million, compared to $23.8 million for the same period of the previous fiscal year.

The Company recorded operating profit of $812,000 for the second quarter, compared to an operating profit of $789,000 in the preceding quarter and $242,000 in the second quarter of fiscal 2010. Operating profit for the first six months was $1.6 million, compared to $901,000 in the first six months of the prior fiscal year.

Net income was $328,000 or $0.04 per diluted share, for the second quarter of fiscal 2011, compared to net income of $507,000 or $0.06 per diluted share, in the preceding quarter, and a loss of $129,000 or ($0.02) per diluted share for the second quarter of fiscal 2010. For the first six months of fiscal 2011 net income was $835,000 or $0.10 per diluted share, after income taxes of $820,000, compared to net income of $525,000 or $0.06 per diluted share, after no income taxes, for the same period of the prior fiscal year.

Chairman of the Board General Joseph Franklin made the following comments:

"Results for the first half of this fiscal year continue to reflect the positive track we set for increased revenues with improved margins and profitability. During this past quarter we booked a significant add-on to a major satellite development program for flight hardware as well as other satellite programs totaling more than $7 million.

"After the quarter ended, we concluded final negotiations for two other large satellite contracts. On December 7, we received a firm order for approximately $5 million on one of these programs.  A separate announcement is being made with details of this very important contract. (See press release dated December 8, 2010, "Frequency Electronics Announces Satellite Contract.")   We expect a contract award on the second program in the very near future. These are very exciting times for Frequency Electronics. We are looking forward to a very positive second half of this fiscal year."

Reports on the Company's major business areas:

  Satellite Payloads: Revenues from space programs accounted for more than one-third of total revenues. Over 90% of the Company's space business was on government programs during this quarter. Present backlog maintains a high ratio of U.S. government space business. We anticipate growth in the commercial satellite sector based on the large dollar value of outstanding proposals.
  U.S. Government/DOD non-satellite programs: This business area represented over 30% of revenues for this past quarter. Based on the multiple DOD development programs awarded the Company for secure communications, high resolution radar, smart munitions, and electronic intelligence, we anticipate this business area will grow to a larger portion of the Company's sales. Frequency's products address critical DOD requirements with projected high growth.
  Telecommunications infrastructure: Sales from this business area represented approximately 25% of consolidated revenues. The Company anticipates continued growth in sales of the US5G family of wireline synchronization products.

Reporting segments:

(Including inter-segment sales of $389,000 in fiscal 2011 compared to $634,000 in fiscal 2010.)

  FEI-NY revenues were $7.5 million compared to $7.6 million in the preceding quarter and $6.9 million in the second quarter of fiscal 2010. The FEI-NY segment includes revenues from all major business areas.
  Gillam-FEI recorded revenues of $2.2 million, compared to $3.0 million in the preceding quarter and $2.5 million in the second quarter of fiscal 2010. The Gillam-FEI segment includes revenues primarily from wireline telecommunications infrastructure and other network management products.
  FEI-Zyfer revenues were $3.2 million, compared to $2.5 million for the preceding quarter and $2.6 million in the second quarter of fiscal 2010. The major source of FEI-Zyfer's sales is from US Government/DOD programs in addition to revenues from the US5G wireline synchronization productline.

Chief Financial Officer Alan Miller provided the following comment on the Company's financial report: "Second quarter results continued the profitable trend which began last fiscal year. Operating margins improved on modest quarter-to-quarter increases in revenue. The full valuation allowance against deferred tax assets continues to skew after tax results. As we generate taxable profits in future periods the deferred tax valuation allowance may be reduced. During this past quarter increases in working capital, mainly consolidated accounts receivable and work-in-process inventory at Gillam-FEI, reduced cash. These working capital increases are temporary. We expect positive cash flow for the full fiscal year and further margin improvements as we book new contracts in the near term."

Investor Conference Call

As previously announced, the Company will hold a conference call to discuss these results on Wednesday, December 8, 2010, at 4:30 PM Eastern Time. Investors and analysts may access the call by dialing 1-877-407-9205. International callers may dial 1-201-689-8054. Ask for the Frequency Electronics conference call.

The call will be archived on the Company's website through January 11, 2011. The archived call may also be retrieved at 1-877-660-6853 (domestic) or 1-201-612-7415 (international) using Passcodes (both are required for playback): Account: 286, Conference ID: 362555.

About Frequency Electronics

Frequency Electronics, Inc. is a world leader in the design, development and manufacture of high precision timing, frequency control and synchronization products for space and terrestrial applications. Frequency's products are used in commercial, government and military systems, including satellite payloads, missiles, UAVs, aircraft, GPS, secure radios, SCADA, energy exploration and wireline and wireless communication networks.  Frequency has received over 60 awards of excellence for achievements in providing high performance electronic assemblies for over 120 space programs.  The Company invests significant resources in research and development and strategic acquisitions world-wide to expand its capabilities and markets.  Subsidiaries and Affiliates: Gillam-FEI provides expertise in wireline network synchronization and SCADA; FEI-Zyfer provides GPS and secure timing ("SAASM") capabilities for critical military and commercial applications; FEI-Asia provides cost effective manufacturing and distribution capabilities in a high growth market.  Frequency's Morion affiliate supplies high-quality, cost effective quartz oscillators and components.  Elcom Technologies provides added resources for state-of-the-art RF microwave products.  Additional information is available on the Company's website: www.frequencyelectronics.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: The Statements in this press release regarding the future constitute "forward-looking" statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, inability to integrate operations and personnel, actions by significant customers or competitors, general domestic and international economic conditions, consumer spending trends, reliance on key customers, continued acceptance of the Company's products in the marketplace, competitive factors, new products and technological changes, product prices and raw material costs, dependence upon third-party vendors, competitive developments, changes in manufacturing and transportation costs, the availability of capital, and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

Frequency Electronics, Inc. and Subsidiaries
Condensed Consolidated Statement of Operations

	Quarter Ended		Six Months Ended
	October 31,		October 31,
	2010	2009	2010	2009
	(unaudited)		(unaudited)
	(in thousands except per share data)

Revenues	$12,528	$11,395	$24,652	$23,836
Cost of Revenues	7,724	7,001	15,102	15,141
Gross Margin	4,804	4,394	9,550	8,695

Selling and Administrative	2,765	2,773	5,560	5,340
Research and Development	1,227	1,379	2,389	2,454
Operating Profit	812	242	1,601	901
Interest and Other, Net	(14)	(371)	54	(376)
Income (Loss) before Income Taxes	798	(129)	1,655	525
Income Tax Provision	470	--	820	--
Net Income (Loss)	$328	$(129)	$835	$525

Net Income (Loss) per Share:
Basic	$0.04	$(0.02)	$0.10	$0.06
Diluted	$0.04	$(0.02)	$0.10	$0.06

Average Shares Outstanding
Basic	8,251,391	8,180,659	8,242,481	8,172,643
Diluted	8,323,303	8,180,659	8,302,405	8,184,764

Frequency Electronics, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

	October 31,	April 30,
	2010	2010
	(in thousands)

ASSETS
Cash & Marketable Securities	$18,961	$20,372
Accounts Receivable	11,855	10,504
Costs and Estimated Earnings in Excess of Billings	2,466	1,667
Inventories	28,954	26,975
Other Current Assets	1,396	1,122
Property, Plant & Equipment	6,811	7,015
Other Assets	14,057	13,765
	$84,500	$81,420

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities	$7,793	$7,308
Long-term Obligations and Other	10,753	10,729
Stockholders' Equity	65,954	63,383
	$84,500	$81,420
CONTACT: Frequency Electronics, Inc.
         Alan Miller, CFO
         General Joseph P. Franklin, Chairman
         (516) 794-4500
         www.frequencyelectronics.com